AMENDMENT NO. 1 TO

THE BANK HOLDINGS

NONQUALIFIED STOCK OPTION AGREEMENT

This Amendment No. 1 to the Nonqualified Stock Option Agreement (the “Amendment”) is made and entered into as of the 28th day of December, 2005, by and between The Bank Holdings, a Nevada corporation (the “Company”), and      (“Optionee”);

WHEREAS, the parties have entered into a Nonqualified Stock Option Agreement dated      (the “Agreement”), pursuant to which optionee was granted options to purchase      shares of common stock of the Bank under the The Bank Holdings Stock Option Plan (the “Plan”);

AND, WHEREAS, the parties have decided to accelerate the vesting period for the options granted to Optionee under the Agreement;

NOW, THEREFORE, it is hereby agreed:

1.	Amendment. Paragraph 2 of the Agreement is hereby amended to read in its entirety as follows:

“ Exercisability. This option shall be immediately exercisable as to shares previously unvested:

This option shall remain exercisable as to all of such shares until      (but not later than ten (10) years from the date this option is granted) unless this option has expired or terminated earlier in accordance with the provisions hereof. Shares as to which this option becomes exercisable pursuant to the foregoing provision may be purchased at any time prior to expiration of this option.”

2. References. Upon execution and delivery of this Amendment, all references in the Agreement to the “Agreement,” and the provisions thereof, shall be deemed to refer to the Agreement, as amended by this Amendment.

3. No other Amendments or Changes. Except as expressly amended or modified by this Agreement, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPTIONEE	THE BANK HOLDINGS
By	By Its